EXHIBIT 10.8
                                 EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into this 1st day of September, 1998 between OBIE Media Corporation, an Oregon corporation (the "Company"), and Wayne
P. Schur ("Executive").

                                       RECITALS

     WHEREAS, the Company is purchasing all of the outstanding capital stock of Philbin & Coine, Inc., a New York corporation ("P & C"), pursuant to a Stock Purchase Agreement dated August 25, 1998 among the Company, P & C and Executive (the "Transaction");

     WHEREAS, Executive is the record and beneficial owner of all of the outstanding capital stock of P & C; and

     WHEREAS, a condition to the closing of the Transaction is that the Company and Executive enter into an employment and non-competition agreement.

     NOW, THEREFORE, In consideration of the mutual promises and conditions contained herein and other good and valuable consideration, the Company and Executive hereby agree as follows:

SECTION 1.     EMPLOYMENT

     Subject to the terms and conditions contained herein, the Company hereby agrees to employ Executive, and Executive hereby agrees to be and remain in employ of the Company, upon the terms and conditions hereinafter set forth. This Agreement is a contract for personal services of Executive and services pursuant hereto may only be performed by Executive.

SECTION 2.     TERM

     The term of Executive's employment under this Agreement shall commence on the date of this Agreement set forth above and shall, subject to earlier termination as provided in Section 7, continue for a period of five years thereafter (the "Employment Period"). At the end of the Employment Period, the parties hereto will negotiate in good faith to arrive at a mutually acceptable extension of the Employment Term for an additional five-year period.

SECTION 3.     DUTIES

     During the Employment Period, Executive shall serve as Executive Vice President of the Company and as President of P & C (subject to its continued operation as a separate entity from the Company), with such duties as are associated with this position. Executive agrees to use his best efforts to promote the interests of the Company and to devote his entire working time, attention and energies to performance of his duties under this Agreement. Executive shall at all




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times faithfully use the best of his abilities to perform the duties that may be required of him by the Company's Board of Directors. Executive shall not be required to relocate from the Philadelphia area.

SECTION 4.     COMPENSATION

     Subject to Section 7 of this Agreement, the Company agrees to pay a salary of $150,000 per year less any federal and state withholding taxes or other employment taxes, payable in substantially equal installments at the same intervals as other senior executives of the Company are paid. The salary shall increase by $25,000 in each of the second, third, fourth and fifth years of employment.

SECTION 5.     BENEFITS

     Subject to Section 7 of this Agreement, the Company agrees to provide Executive the following benefits:

     5.1 INSURANCE. During the Employment Period, Executive shall be eligible to participate in the Company's benefit plans in a manner commensurate with the Company's other senior executives.

     5.2 VACATION. Executive shall be entitled to 4 weeks of paid vacation per calendar year. Vacation not used during a calendar year will be forfeited and will not be accrued for use by Executive in subsequent calendar years.

     5.3 EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for, or assume directly, Executive's travel and entertainment expenses that are approved by the Company and are incurred reasonably and necessarily by Executive in the performance of his duties under this Agreement, provided that Executive accounts for such expenses and that such expenses are ordinary and necessary business expenses of the Company within the meaning of Section 162 of the Internal Revenue Code.

     5.4 Automobile Allowance. The Company shall pay Executive an automobile allowance of $500 per month, and shall reimburse employee for his gasoline, maintenance and insurance expenses for his business use of a vehicle.

SECTION 6.     STOCK OPTIONS

     Executive shall be granted a non-statutory stock option for 135,000 shares of the Company's common stock (the "Option Shares"). Twenty-five thousand of the Option Shares will be exercisable upon the date of issuance. The remaining 100,000 Option Shares will become exercisable in 25,000 increments on each of the first, second, third and fourth anniversaries of the date of this Agreement, irrespective of whether Executive is employed at that time. Termination of this Agreement by Executive during the first three years of the term of this


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Agreement for any reason other than breach by Company shall terminate
Executive's rights to any options which have not become exercisable as of the date of such termination. Termination of this Agreement for any other reason shall not affect Executive's right to receive the Option Shares. The exercise price for the Option Shares shall be equal to $8.71 per share, with respect to 115,000 shares, and $10.25 with respect to 20,000 shares. In the event of Executive's death, or total disability as defined in Section 7.3, all unvested options shall become immediately exercisable. All other terms of the stock options granted hereunder, including expiration, shall be governed by the terms and conditions of the Company's stock option plan in effect on the date of this Agreement.

SECTION 7.     TERMINATION

     7.1 FOR CAUSE. The Company may terminate Executive's employment at any time for cause with immediate effect, upon delivering written notice thereof to Executive. For purposes of this Agreement, "for cause" shall include: (A) misconduct or dishonesty that adversely affects the Company, which is defined as follows: (i) a willful act in conflict with the financial interests of the Company, (ii) a willful act that could damage the reputation or customer/public relations of the Company, (iii) a willful act outside of the normal course of business that could subject the Company to liability, (iv) an act constituting sexual harassment or other violation of the civil rights of the Company's employees, (v) failure to obey any lawful instruction of the Board and (vi) failure to comply with, or perform any duty required under, the terms of any confidentiality, assignment of inventions or non-competition agreement that Executive may have signed with the Company, (B) acts constituting the unauthorized disclosure of any of the trade secrets or confidential information of the Company, unfair competition with the Company or the inducement of any customer or employee of the Company to breach any agreement with the Company,
(C) gross negligence or willful misconduct in the performance of Executive's duties under this Agreement, (D) conviction of or entrance of a plea of guilty or nolo contendere to a felony, or (E) conduct involving moral turpitude. Upon termination for cause, the Company's sole and exclusive obligation will be to pay Executive a pro rata portion of his Base Salary earned through the date of termination, plus any employee benefits earned through the date of termination in accordance with the applicable plans and this Agreement. Employee shall not be entitled to any compensation after the date of such termination.

     7.2 UPON DEATH. In the event of Executive's death during the term of this Agreement, the Company's sole and exclusive obligation under this Agreement will be to pay Executive's widow, or to his estate, if he is not survived by his spouse, an amount equal to the annual salary payable to Executive during the next year of this Agreement, unless death occurs during the last year of this Agreement, in which case the payment shall be an amount equal to Executive's annual salary at the date of death. Employee shall not be entitled to any other compensation after the date of death.

     7.3 UPON DISABILITY. This Agreement shall terminate, at the Company's option, upon Executive's total disability. Executive's total disability means his inability to perform substantially all of his duties under this Agreement by reason of illness or accident for a period of three consecutive months. Upon termination by reason of Executive's total disability, the


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Company's sole and exclusive obligation will be to pay Executive an amount equal to the annual salary payable to Executive during the next year of this Agreement, unless disability occurs during the last year of this Agreement, in which case the payment shall be an amount equal to Executive's annual salary at the date of disability. Executive shall not be entitled to any other compensation after the date of such termination.

     7.4 BY EXECUTIVE. Executive acknowledges and agrees that, if Executive terminates his employment prior to expiration of the term of this Agreement, the Company's sole and exclusive obligation will be to pay Executive a pro rata portion of his Base Salary earned through the date of termination, plus any employee benefits earned through the date of termination in accordance with the applicable plans and this Agreement. Executive shall not be entitled to any compensation after the date of such termination.

     7.5 BY EXECUTIVE DUE TO A CHANGE OF MANAGEMENT. Executive shall have the option to terminate this Agreement within 90 days following a change of management of the Company. A "change of management" shall mean that Brian B. Obie shall, for any reason, cease to be the Chief Executive Officer of the Company or own, directly or indirectly through any member of his immediate family, less than 25 percent of the Company's outstanding common stock. If Executive terminates his employment pursuant to this Section 7.5 he will not be bound by the non-compete obligations set forth in Section 8.1, and the Company's sole and exclusive obligation will be to pay Executive a pro rata portion of his Base Salary earned through the date of termination, plus any employee benefits earned through the date of termination in accordance with the applicable plans and this Agreement. Executive shall not be entitled to any compensation after the date of such termination.

     7.6 WITHOUT CAUSE. The Company may terminate Executive's employment at any time after the third anniversary of the date of this Agreement without cause with immediate effect, upon delivering written notice thereof to Executive. In the event of such termination, the Company shall immediately pay to Executive a one time payment equal to the annual salary payable to Executive during the next year of this Agreement, unless termination occurs during the last year of this Agreement, in which case the payment shall be an amount equal to Executive's annual salary at the date of termination pro-rated for the remainder of such year.

     7.7 RETURN OF MATERIALS AT TERMINATION. In the event of any termination of his employment, Executive will promptly deliver to the Company, all documents, data, records and other information pertaining to his employment, and Executive shall not take with him any Company documents or data, or any reproduction or excerpt of any documents or data, including without limitation documents containing or pertaining to any proprietary or confidential information.

SECTION 8.     COVENANT NOT TO COMPETE; NONSOLICITATION

     In view of the unique value to the Company of Executive's services and because of the confidential information to be obtained by or disclosed to Executive as described above, Executive agrees as follows:


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     8.1   NON-COMPETITION.  During the term of this Agreement, and for a period of two years after termination of this Agreement, Executive will not directly or indirectly, as principal, owner, employee, consultant or agent, engage in any business which competes with the business of the Company or P & C as and where conducted as of the date of this Agreement and during the term of the employment of Executive pursuant to this Agreement.

     8.2   SAVINGS CLAUSE.  If any court or arbitrator before which this
Section 8 is sought to be enforced should deem the restrictions contained herein to be unreasonably broad in time or geographic scope, such restrictions shall be modified to the extent necessary to be deemed reasonable by such court or arbitrator and shall be enforceable as so modified.

SECTION 9.     DISCLOSURE OF INFORMATION

     During the course of his employment or any time thereafter, Executive agrees not to disclose to any other person outside of the Company, firm, corporation, or any other entity confidential financial information, marketing strategies, or any other confidential or trade secret information of the Company or P & C.

SECTION 10. DISCLOSURE TO COMPANY; INVENTIONS AND DESIGNS AS SOLE PROPERTY OF COMPANY

     Executive agrees promptly to disclose to the Company any and all inventions, designs, discoveries, improvements, trade secrets, formulae, techniques, processes and know-how, whether or not patentable and whether or not reduced to practice, conceived or learned by Executive during the period of his employment, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research or investigations of the Company, or which result, to any extent, from use of the Company's premises or property (the work being thereafter collectively referred to as the "Inventions").

     Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company or any other entity designated by it, and Executive hereby assigns to Company his entire right and interest in and to all Inventions. The Company or any other entity designated by it shall be the sole owner of all domestic and foreign rights pertaining to the Inventions.
Executive further agrees as to all the Inventions to assist the Company in every way (at the Company's expense) to obtain and from time to time enforce intellectual property rights in the Inventions in any and all countries. To that end, by way of illustration, but not limitation, Executive will testify in any suit or other proceeding involving any of the Inventions, execute all documents which the Company reasonably determines to be necessary or convenient for use in applying for and obtaining and enforcing intellectual property rights in the Inventions. This Agreement shall continue beyond the termination of his employment, but the Company shall compensate Executive at a reasonable rate after such termination for time actually spent by Executive at the Company's request on such assistance.


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SECTION 11.    RESOLUTION OF DISPUTES

     11.1 INJUNCTIVE RELIEF. Executive agrees that it would be difficult to measure damages to the Company from any breach by Executive of the promises set forth in Sections 8, 9 and 10 herein, that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive shall breach any provisions of Sections 8, 9 and 10, or any of them, the Company shall be entitled to seek injunctions or other appropriate orders to restrain any such breach by Executive in a court of competent jurisdiction without showing or proving any actual damage sustained by Company.

     11.2 ARBITRATION. Executive understands that agreement to submit all claims related to Executive's employment and the termination therefrom (excluding workers' compensation and unemployment insurance disputes and claims for breach of this Agreement for which injunctive relief is authorized under
Section 11.1 above) which cannot be resolved through direct discussion or mediation, to final and binding arbitration is a condition of employment at the Company. Executive and the Company agree to submit all claims relating to Executive's employment and termination therefore to binding arbitration including, but not limited to, violation of federal, state or local statutes such as Title VII, 48 USC 2000e ET. SEQ., Age Discrimination in Employment Act, Americans with Disabilities Act, Fair Labor Standards Act, state civil rights statutes, wage statutes under both federal and state law and common law. Arbitration under this provision shall be conducted under the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. One arbitrator shall be selected under these rules and arbitration shall be initiated in Portland, Oregon. EXECUTIVE ACKNOWLEDGES AND AGREES THAT BY EXECUTING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT TO SEEK RESOLUTION OF SUCH DISPUTES IN ANY OTHER FORUM.

SECTION 12.    MISCELLANEOUS PROVISIONS

     12.1 ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Executive herein may not be sold, transferred or assigned. The rights and obligations of the Company shall be binding upon and run in favor of the successors and assigns of the Company. In the event of any attempted assignment or transfer of rights hereunder contrary to the Agreement, the Company shall have no further liability for payments hereunder.

     12.2 WAIVER. The waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     12.3 MODIFICATION. No amendment, modification, or discharge of this Agreement shall be valid unless it is in writing and duly executed by the parties.


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     12.4  CONSTRUCTION.  This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.

     12.5 ENTIRE AGREEMENT. This is a fully integrated agreement which contains the entire agreement between the parties and supersedes any and all prior agreements and understandings between the parties. There are no promises or representations made on behalf of the Company to induce Executive to enter into this Agreement which are not set forth herein.

     12.6 NOTICES. All notices, requests, demands and other communications required or permitted by this Agreement shall be given in writing and shall be sufficient if personally delivered or mailed, postage prepaid by same-day or overnight mail, or by certified mail return receipt requested, as follows:

           If to the Company:      Brian Obie, President
                                   OBIE Media Corporation
                                   4211 West 11th Avenue
                                   Eugene, OR 97402

           With a copy to:         Kenneth D. Stephens
                                   Tonkon Torp LLP
                                   1600 Pioneer Tower
                                   888 S.W. Fifth Avenue
                                   Portland, OR 97204-2099

           If to Executive:        Mr. Wayne P. Schur
                                   8 Russell Court
                                   Newtown, PA 18940

           With a copy to:         Stephen H. Frishberg
                                   Flamm, Boroff & Bacine PC
                                   220 Union Meeting Corporate Center
                                   925 Harvest Drive
                                   Blue Bell, PA 19422

     12.7 SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

     12.8 ATTORNEY FEES. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party shall be entitled to recover the costs and reasonable attorney fees incurred by such party in such suit or action, including without limitation any post-arbitration or appellate proceeding.

     12.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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     12.10 LEGAL COUNSEL.  Each party acknowledges that it or he has been represented by independent counsel in connection with the preparation of this Agreement, and the drafting of this Agreement by counsel for either party shall not affect the interpretation hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

OBIE Media Corporation


By: /s/ Brian Obie                           /s/ Wayne P. Schur
   --------------------------------     -----------------------------------
                                        Wayne P. Schur
Its:       President
    -------------------------------





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